ANYVENTION WORLDWIDE IRREVOCABLE LICENSE AGREEMENT

This LICENSE AGREEMENT, dated October 30, 2022 (the "**Effective Date**"), is entered into by and among Anyvention Ltd., a company formed pursuant to the laws State of Israel, Company Number 514683424, having a place of business at Kiryat Sdeh Hateufah 1, Airport City, Israel ("**Anyvention**"), and Fuss Brands, Inc, (FBDS) a company formed pursuant to the laws of the State of Nevada and having its place of business at 80 Broad Street, 5th Floor New York NY, 10004 ("**Licensee**").

BACKGROUND: Anyvention is the developer owner of the Licensed Technology (as defined below), and Anyvention wishes to provide Licensee with an irrevocable license to use and develop the Licensed Technologies in specific fields and territories, as more further described herein.

WITNESSETH:

WHEREAS, Anyvention has conceived and developed or otherwise controls certain proprietary Licensed Patent Rights, described herein on Exhibit A, and Licensed Technology (as defined below).

WHEREAS, Anyvention hereby concurrently assigns its rights to the Licensed Patent Rights and Licensed Technology to Licensee upon execution of this Agreement.

WHEREAS, the Licensed Patent Rights and Licensed Technology intended to be sublicensed by Anyvention to Licensee includes Confidential Information (including trade secrets and other know-how, and as defined below), which is proprietary to Anyvention and of which both Anyvention and Licensee desire to continue to maintain the confidentiality of such information.

WHEREAS, Licensee intends to engage in the development of existing and new products, use, manufacture, distribution and supply of the Licensed Technologies (as defined below).

WHEREAS, Licensee wishes to acquire an exclusive and irrevocable worldwide sublicense under the Licensed Patent Rights and Licensed Technologies for use in the commercialization of the Licensed Technologies.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

1. Definitions. The following terms, when capitalized in this Agreement, shall

have the meaning set forth below:

"Affiliate" shall mean, with respect to a party, any person, organization or entity controlling, controlled by or under common control with, such party, including, with respect to a limited partnership, its limited partners, general partners, and any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, "control" of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Agreement and all Exhibits and Schedules hereto.

"Confidential Information" means know-how, trade secrets, and unpublished nonpublic information disclosed (whether before or during the Term of this Agreement) by or on behalf of one of the parties (the "disclosing party") to the other party (the "receiving party") or generated under this Agreement, excluding information which:

(a) was already in the possession of the receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with written proof thereof and, if received from a Third Party, that such information was acquired without any party's breach of a confidentiality or non-disclosure obligation to the disclosing party related to such information);
(b) is or becomes part of the public domain through no fault of the receiving party;
(c) is or becomes available to the receiving party from a source other than the disclosing party which source has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto; or

(d) has been independently developed by or for the receiving party without breach of this Agreement or use of or reference to any Confidential Information of the other party.

"Improvements" shall mean any enhancement, invention or discovery created or conceived during the Term, which constitutes an improvement to the subject matter of the Licensed Patent Rights or Licensed Technologies to the extent covered by or under the Licensed Patent Rights or Licensed Technologies.

"Know-How" means all unpatented, proprietary ideas, know-how, trade secrets, expertise, inventions, discoveries and technical information, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like, and all amendments, modifications and improvements to any of the foregoing.

"Licensed Patent Rights" shall mean those very rights subject of the definition of "Licensed Technology" above and which are owned by Licensor or are subject to various applications applied, by Licensor, in his name, with the U.S. Patent and

Trademark Office or any state corollary intellectual property authority.

"Licensed Product" shall mean any product or service that (a) comprises, contains, incorporates or is covered by Licensed Technologies, or (b) the use, manufacture, distribution or provisions thereof would, if not for the license granted under this Agreement, infringe the rights of Anyvention in the Licensed Technologies.

"Licensed Technologies" shall mean any and all technology disclosed in and/or subject of the patent rights or other intellectual property rights of any kind resulting from, or involving, patent(s) or patent applications listed in Exhibit A of this agreement.

"Net Sales" shall mean the gross amount invoiced by or on behalf of Licensee, its Affiliates or any Sublicensee (as applicable, the "**Invoicing Entity**") on sales of Licensed Products, <u>less</u> the following:

(a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the sale or export of a Licensed Product which is paid by or on behalf of the Invoicing Entity, as invoiced as a separate line item; and (d) outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred, as invoiced as a separate line item; *provided, however*, that transfers of Licensed Products by an Invoicing Party to an Affiliate of such Invoicing Party, for resale by such Affiliate, shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced or billed by such Affiliate on resale to an independent third party purchaser.

"**New Developments**" shall have the meaning given to it in Section 3.2.

"Regulatory Approval" shall mean the approval of any government or regulatory agency permitting the marketing, advertising, distribution or commercial sale of a Licensed Product.

"Sublicense" shall mean any right granted, license given, or agreement entered into, by Licensee to or with any other person or entity, under or with respect to or permitting any exploitation of any of the Licensed Technologies (or any part thereof) or otherwise permitting the development, manufacture, marketing, distribution, import, export and/or sale of Licensed Products (regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense).

"Sublicensee" shall mean a person or entity granted a Sublicense in accordance with Section 2.2, including any sublicensees of other Sublicensees.

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2. License Grant

2.1. **License.** Subject to Licensee's compliance with the terms and conditions hereof, Anyvention hereby grants to Licensee an exclusive, worldwide, irrevocable, royalty-bearing, license under Anyvention's rights in the Licensed Technologies during the term to develop, have developed, manufacture, have manufactured, use, market, distribute, offer for sale, sell, have sold, export and import Licensed Products and/or provide services relating thereto.

2.2. **Sublicenses.** Licensee shall be entitled to grant sublicenses or other rights to third parties within the field under the license granted pursuant to Section 2.1 (each a "**Sublicense**"). Sublicenses shall only be granted pursuant to written agreements. Licensee shall have the full right to Sublicense the entire agreement or portions thereof without any prior consent from Anyvention. Sublicenses shall be made for consideration and in arm's-length transactions.

2.3. **Contractors.** Licensee shall have the right to utilize third party contractors in connection with Licensee's activities in exploiting the license granted hereunder, provided that such contractors perform activities solely on Licensee's behalf, and Licensee maintains control of and remains solely responsible for such activities.

2.4 Regulatory Approval. Licensee shall have all responsibility for obtaining any applicable Regulatory Approval for any Licensed Products.

3. Title.

3.1. **Title.** Subject to the license granted to Licensee pursuant to the terms of this Agreement, all rights, title and interest in and to the Licensed Technologies shall be owned solely and exclusively by Anyvention.

3.2. **New Developments.** Any inventions developed, made, conceived or created by Licensee, its Affiliates and/or any Sublicensees as a result of the exercise of the license granted pursuant to this Agreement that relate directly to the Licensed Technology or the Licensed Products (including but not limited to any improvement of the performance or efficacy of the Licensed Products,) and all intellectual property rights therein ("**New Developments**"), shall be the sole property of Anyvention, *provided, however*, that all new developments shall be included within the definition of Licensed Technology and licensed to Licensee according to the terms and conditions of this Agreement. Licensee hereby assigns to Anyvention all right, title and interest in the New Developments.

4. Patent Filing, Prosecution and Maintenance. Licensee shall be responsible for preparing, filing, prosecuting and maintaining any patent applications and patents in respect of the Licensed Technology and/or any part thereof, using patent attorneys that are reasonably acceptable to Anyvention. Licensee shall bear all expenses in respect of the foregoing. Licensee shall, and shall instruct all patent attorneys to, promptly provide Anyvention with copies of any correspondences with any patent office worldwide or other applicable administrative or regulatory authorities regarding the Licensed Technology. The cost associated with the filing or maintaining of any and all patents shall be deducted from the amount due to Anyvention with regards to royalty payments. In the event that Licensee will be

required to defend the patent technologies in any jurisdiction, the cost of such defence will also be deducted from the royalty payment due to Antvention.

5. **Diligence**. Licensee shall diligently develop, market and sell Licensed Products, including investing reasonable resources as necessary to bring Licensed Products to applicable markets worldwide. Licensee shall bear all of its own expenses in respect of the foregoing.

6. **Royalty Payments.** Licensee will pay to Anyvention ongoing royalties in the amount of $2 per unit sold. This is a royalty payment agreed in writing between Anyvention and Licensee.

7. Reports; Payments; Records.

7.1. **Reports and Payments.** Within 60 days after the conclusion of each calendar quarter commencing with the first calendar quarter in which Licensee, any party acting on its behalf, a Sublicensee or an Affiliate of Licensee first receives Net Sales, Licensee shall deliver to Anyvention a report containing the number of units of Licensed Products sold by Licensee or any party acting on its behalf, its Affiliates or a Sublicensee in each country for the applicable calendar quarter;

7.2 **Payment.** Concurrent with the delivery of each report delivered pursuant to Section 7.1, Licensee shall remit to Anyvention all amounts due pursuant to this Agreement for the applicable calendar quarter. ***Payments shall be made to: ANYVENTION LTD. BANK LEUMI, BRANCH 864, ACCOUNT NUMBER: 803700/25***

7.3 **Records.** Licensee shall maintain, and shall cause anyone acting on its behalf, its Affiliates and Sublicensees to maintain complete and accurate records of Licensed Products that are made, used, marketed or sold under this Agreement, any amounts payable to Anyvention in relation to such Licensed Products, which records shall contain sufficient information to permit Anyvention to confirm the accuracy of any reports or notifications delivered to Anyvention under Section 7.1. The relevant party shall retain such records relating to a given calendar quarter for at least 3 years after the conclusion of that calendar quarter. During such 3 year period, Anyvention shall have the right, at its expense, to inspect Licensee's or anyone acting on its behalf, Sublicensees' and the relevant Affiliates' records during normal business hours for the purpose of verifying any reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within 30 days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 7.3 reveals an underpayment in excess of 5% in any calendar year, the audited party shall bear the full cost of such audit. Licensee shall cause its Affiliates and Sublicensees to comply with the terms of this Section.

8. Confidential Information. During the course of the relationship between the parties, each party (the "**Disclosing Party**") may disclose confidential information to the other party (the "**Receiving Party**"). "**Confidential Information**" means any scientific, technical, trade or business information relating to the technology or business of a party designated as confidential or which otherwise should

reasonably be construed under the circumstances as being confidential, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to the Receiving Party at the time it was disclosed, other than by previous disclosure by or on behalf of the Disclosing Party; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the Receiving Party by a third party who is not subject to obligations of confidentiality; or (iv) is independently developed by the Disclosing Party without the use of or reference to the Confidential Information, as demonstrated by documentary evidence. The Receiving Party shall not, without the prior written consent of the Disclosing Party in each case, during the term of this Agreement and for a period of 5 years thereafter, (a) disclose Confidential Information of the Disclosing Party to any third party or (b) use Confidential Information of the Disclosing Party other than for the purposes of this Agreement. The Receiving Party shall treat such Confidential Information of the Disclosing Party with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Receiving Party may disclose the Confidential Information only to employees and consultants of the Receiving Party in order to enable Receiving Party to exercise its rights or fulfill its obligations under this Agreement and are legally bound by written agreements or statutory obligations which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. Each party may disclose non-commercial or non-confidential terms of this Agreement to the extent required, (a) to prospective and current investors, pursuant to appropriate and industry-standard confidentiality arrangements and (b) as required, in the reasonable opinion of such party's legal counsel, to comply with applicable laws, provided that the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement and shall cooperate with the Disclosing Party to mitigate or eliminate such requirement.

9. Infringement.

9.1 **Notice**. In the event any party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of any Licensed Technology (collectively, an "**Infringement**"), that party shall promptly notify the other parties and provide them with details regarding such Infringement.

9.2 **Suit by Anyvention**. Anyvention shall have the obligation, to take action in the prosecution, prevention, or termination of any infringement. The expenses of such suit or suits that Anyvention is required to bring, including any expenses of Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Anyvention and Anyvention shall hold Licensee free, clear and harmless from

and against any and all costs of such litigation, including reasonable attorneys' fees. In the event Anyvention sues any Entity pursuant to this Section 9.2, it shall retain all amounts recovered in such suit.

9.3 **Suit by Licensee**. **Notwithstanding section 9.2 above,** if Anyvention does

not take action in the prosecution, prevention, or termination of any infringement in the field pursuant to Section 9.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement in the Field, within 30 days after receipt of notice to Anyvention by Licensee of the existence of such Infringement, Licensee may elect to do so. Should Licensee elect to bring suit against an infringer Anyvention will join as party plaintiff in any such suit, Licensee shall have the right to approve the counsel.

The expenses of such suit or suits that Licensee elects to bring, including any expenses of Anyvention incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Anyvention free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys' fees. Licensee shall not compromise or settle such litigation without the prior written consent of Anyvention, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 9.2, it shall receive all sums recovered in such suit or in settlement thereof for all costs and expenses, including reasonable attorneys' fees, necessarily involved in the prosecution of any such suit.

9.4 **Own Counsel; Cooperation.** Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 9 by another party for Infringement. Each party agrees to cooperate fully in any action under this Section 9 which is controlled by another party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance. If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the reasonable expense of the requesting party. If a party determines that it is necessary or desirable for the other party to join any such suit, action or proceeding, including as may be needed to have standing to bring the applicable suit, the other party shall

execute all papers and perform such other acts as may be reasonably required in the circumstances.

10. Warranties; Limitation of Liability.

10.1. No Warranty. Anyvention provides no warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement, and disclaims all warranties of merchantability, fitness for a particular purpose, title and non-infringement with respect to any and all of the foregoing.

10.2. Limitation of Liability. Except with respect to the breach of a party's obligations hereunder concerning confidentiality or intellectual property, neither Anyvention nor Licensee will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology

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or services.

11. Indemnification.

11.1. **Mutual Indemnification.** Licensee and Anyvention shall indemnify, defend, and hold harmless either party, its directors, officers, employees and agents and their respective successors, heirs and assigns (the "**Indemnitees**"), against any liability, damage, loss, or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments ("**Claims**") arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning the use of any Licensed Technologies by Licensee or Anyvention or any party acting on its behalf, or any of its Affiliates or Sublicensees, or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted by Anyvention to Licensee under this Agreement (except in cases where, and to the extent that, such claims, suits, actions, demands or judgments result from the gross negligence or willful misconduct on the part of any of the Indemnitees).

12. Term and Termination.

12.1. **Term.** The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 12, shall continue in full force and effect in perpetuity.

12.2 **Termination.**

12.2.1. *Termination without Cause.* Licensee may terminate this Agreement upon 30 days prior written notice to Anyvention.

12.2.2. *Termination for Default.* In the event that Licensee commits a material breach of its obligations under this Agreement and fails to cure that breach within 30 days after receiving written notice thereof from Anyvention, Anyvention may terminate this Agreement immediately upon written notice to Licensee. Notwithstanding the foregoing, in the event that any breach is not susceptible of cure within the stated period and Licensee uses diligent good faith efforts to cure such breach, the stated period will be extended by an additional 30 days. In the event that Anyvention commits a material breach of its obligations under this Agreement and fails to cure that breach within 30 days after receiving written notice thereof from Licensee, Licensee may terminate this Agreement immediately upon written notice to Anyvention.

12.2.3 *Termination for Bankruptcy.* Anyvention may terminate this Agreement upon notice to the other if the Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency,

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or in the event an involuntary bankruptcy action is filed against the Licensee and not dismissed within 90 days, or if the Licensee becomes the subject of liquidation or

dissolution proceedings (other than in the context of a solvent internal restructuring) or otherwise discontinues business.

12.3 **Effect of Termination.** Other than as provided for in Section 13.2 below, upon termination of this Agreement for any reason, (a) the rights and licenses granted to Licensee hereunder shall terminate; (b) all rights in and to the Licensed Technologies shall revert to Anyvention and Licensee shall not be entitled to make any further use whatsoever of the Licensed Technologies nor shall Licensee research, develop, manufacture, use, market, distribute, offer for sale, sell, export or import Licensed Products and/or provide services relating thereto. The Licensee shall, however, maintain the right to sell, distribute any amount of product that is in stock. In addition, following any termination as aforesaid, each party will return to the other party, or destroy or have destroyed any Confidential Information of the other Party. A recipient of Confidential Information shall however be entitled to retain one copy of the Confidential Information in its legal files for the purpose of determining its obligations under this Agreement. Licensee and its Affiliates and Sublicensees shall discontinue any manufacture, distribution or use of the Licensed Technology. Neither party shall have any liability for the termination of this Agreement in accordance with its terms.

12.4. Survival. The parties' respective rights, obligations and duties under Sections 1 (Definitions), 3 (Title), 6 (Consideration), 7 (Reports; Payments; Records), 8 (Confidential Information), 9 (Infringement), 10 (Warranties; Limitation of Liability), 11 (Indemnification), 12 (Term and Termination) and 13 (Miscellaneous), as well as any payment obligations that accrued prior to the termination of this Agreement shall survive any expiration or termination of this Agreement.

13. Miscellaneous.

13.1. **Entire Agreement; Waiver.** This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to same. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

13.2. **Executory Contract.** The parties hereto acknowledge that this Agreement is

an executory contract within the meaning of Section 365(n) of Title 11, United States Code (the "Bankruptcy Code") and any other similar applicable law. Anyvention acknowledges that if Anyvention as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code rejects this Agreement, Licensee may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. In that event, Anyvention or such bankruptcy trustee shall not interfere with the rights of Licensee as provided in this Agreement. Further, if a bankruptcy petition is filed by or against Anyvention, unless and until this Agreement is rejected by Anyvention as debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code, Anyvention or such trustee shall, to the extent permitted by law, perform its obligations under this Agreement and shall not interfere with Licensee's exercise of its rights under the licenses granted in this Agreement.

13.3. **Notices.** Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent via e-mail to the following addresses, unless the parties are subsequently notified of any change of address in accordance with Section 13.2: Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile or email (iii) by airmail, 3 business days after delivery to the postal authorities by the party serving notice.

13.4. **Governing Law and Jurisdiction.** This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the application of principles of conflicts of law. The parties hereby consent to personal jurisdiction in Nevada and agree that any grievances will be brought to mutually acceptable arbitration (AAA or ICC) lawsuit they file to enforce their respective rights under this Agreement shall be brought exclusively in the competent court in Nevada. Notwithstanding the foregoing, a party may bring an action in any jurisdiction to enforce the confidentiality or intellectual property provisions of this Agreement.

13.5. **Assignment and Successors.** This Agreement may not be assigned by either party, without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

13.6.

Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

13.7. **Execution.** This Agreement may be executed in any number of counterparts and by facsimile, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures

to this Agreement transmitted by facsimile, by email in "portable document format" (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

Anyvention Ltd.	**Fuss Brands Inc.**
Signature: ______________	Signature: ______________
Printed Name David Lifshitz	Printed Name: Issamar Ginzberg
Title: CEO	Title: CEO
Email: lifshitz100@gmail.com	Email: rabbiissamar@gmail.com